Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Completes Regular Quarterly Dividend Payment

INCLINE VILLAGE, NV, December 12, 2013 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has paid the December 12, 2013, regular quarterly dividend payment of $0.15 per share to all stockholders owning shares of PDL as of December 5, 2013, the record date.

About PDL BioPharma
PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, investing in new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $500 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.